Exhibit 5.1

Dykema Gossett PLLC
400 Renaissance Center
Detroit, MI 48243
WWW.DYKEMA.COM
Tel:	(313) 568-6800
Fax:	(313) 568-6658

April 11, 2013

Credit Acceptance Corporation

25505 West Twelve Mile Road

Southfield, Michigan 48034

Ladies and Gentlemen:

We have acted as special counsel to Credit Acceptance Corporation, a Michigan corporation (the “Company”), in connection with the preparation and filing of its Registration Statement on Form S-3 (Registration No. 333-187778) filed with the Securities and Exchange Commission (the “Commission”) on April 8, 2013 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement thereto dated April 11, 2013 (the “Prospectus Supplement”). The Registration Statement and the Prospectus Supplement relate to the registration of the offer and sale by the selling shareholders named in the Prospectus Supplement (the “Selling Shareholders”) of up to 1,725,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (including up to 225,000 shares of Common Stock that may be sold by the Selling Shareholders pursuant to an over-allotment option, the “Shares”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. In addition, we have examined the following:

(a) the Registration Statement;

(b) the Prospectus Supplement;

(c) the Articles of Incorporation of the Company, as amended to date;

(d) the Bylaws of the Company, as amended to date; and

California  |   Illinois  |  Michigan  |  Minnesota  |  North Carolina  |  Texas  |  Washington, D.C.

Credit Acceptance Corporation

<April 11, 2013>

(e) the Minutes of the April 4, 2013 Special Meeting of the Board of Directors of the Company.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares were validly issued and are fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Michigan. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after that date or if we become aware of any facts that might change the opinions expressed herein after that date or for any other reason.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/S/ DYKEMA GOSSETT PLLC

California  |  Illinois  |  Michigan  |  Minnesota  |   North Carolina  |  Texas  |  Washington, D.C.